 65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com
Company Contact
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510

GENVEC REPORTS FOURTH QUARTER AND
2005 YEAR END FINANCIAL RESULTS

GAITHERSBURG, MD (March 15, 2006) - GenVec, Inc. (Nasdaq:GNVC) today announced financial results for the fourth quarter and year ended December 31, 2005. For the year ended December 31, 2005, the company reported a net loss of $13.8 million, or $0.24 per share, compared with a net loss of $18.9 million, or $0.35 per share for the year ended December 31, 2004. GenVec ended the year with $32 million in cash and total investments.

2005 Results

Revenues for 2005 were $26.6 million, up 124 percent from $11.9 million in 2004 and were primarily attributable to development activities under the following funded programs:

▪
A multi-year contract with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (NIH) to develop preventative vaccines against HIV and influenza ($18.8 million);

▪	Contracts with the U.S. Naval Medical Research Center and the Malaria Vaccine Initiative to develop preventative vaccines against malaria ($3.1 million);
▪
The continuation of the research collaboration with FUSO Pharmaceutical Industries, Ltd. of Japan to identify a targeted cancer therapy to treat not only the primary tumor but also cancer that has metastasized to distant sites in the body ($1.6 million); and

▪
An expanded research collaboration with the U.S. Department of Agriculture and the Department of Homeland Security to develop candidate vaccines and anti-viral agents against foot and mouth disease ($498,000).

Operating expenses for 2005 increased 32 percent to $41.0 million from $31.0 million in 2004. Research and development expenses increased from $23.1 million in 2004 to $30.8 million in 2005. The increase is primarily due to the initiation of the one-time production of clinical-grade HIV vaccine supplies, to be completed in 2006, for a Phase II proof-of-concept trial (“POCET trial”). The POCET trial is expected to commence in the first half of 2007 and will be conducted and funded by the NIH. Research and development efforts for the company’s proprietary gene-based therapeutic product candidates were focused on the continued clinical testing of TNFerade, BioBypass and AdPEDF. General and administrative expenses increased 6 percent to $8.3 million from $7.9 million in the prior year due to increased expenditures related to intellectual property, consulting, facility and audit fees. Also contributing to the 2005 increase in operating costs was a $1.8 million non-cash write-off of intangible assets in conjunction with the company’s sale of its myoblast cell therapy assets in December 2005. As previously reported, GenVec expects to realize approximately $2.5 to $3.0 million in annual costs savings as a result of the sale of its myoblast cell therapy operations.

Fourth Quarter 2005 Results

For the fourth quarter ended December 31, 2005, GenVec reported a net loss of $4.1 million, or $0.06 per share, compared with a net loss of $3.7 million, or $0.07 per share, for the comparable prior year period. The company reported revenues of $7.8 million in the fourth quarter of 2005 compared to $3.0 million for the same period in 2004. This increase was primarily attributable to increased funding under our HIV and foot and mouth disease vaccine development programs.

Research and development expenses increased 67 percent to $8.2 million in the fourth quarter of 2005 from $4.9 million in the fourth quarter of 2004 due to expanded manufacturing efforts under the company’s funded vaccine contract with the NIH and higher clinical trials costs related to the TNFerade product development program. General and administrative expenses in the fourth quarter of 2005 increased 9 percent from $1.9 million to $2.0 million in the comparable period in 2004 primarily due to higher consulting fees and facility lease costs (net of sublease income) accrued in connection with the termination of our Charlestown, Massachusetts-based myoblast cell therapy operations.

2006 Guidance

Jeffrey W. Church, GenVec’s chief financial officer, commented on GenVec’s 2005 financial results and business outlook for 2006: “The $14.7 million increase in revenues in 2005 was driven by higher activity under our vaccine development programs with the NIH and other collaborators. We expect revenues in 2006 to decline to approximately $20 million under existing contracts and collaborations as we complete the one-time production of HIV vaccine supplies for the NIH POCET trial and shift our manufacturing focus during the second half of 2006 to the production of clinical supplies for our expanded TNFerade pancreatic cancer trial. These revenues will continue to support clinical development of our proprietary gene-based therapeutic product candidates and the expansion of our manufacturing and quality infrastructure. With the expansion of the TNFerade pancreatic cancer study into a 330-patient Phase II/III trial announced today, we expect our use of cash for 2006 will be in the $20-$22 million range. We ended 2005 with $32 million in cash and also announced today the execution of a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited to provide access to additional capital to help fund increased costs associated with our expanded clinical efforts around TNFerade.”

Conference Call and Webcast

GenVec will host its year-end conference call at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) today. The conference call will be accessible live via GenVec’s website at www.genvec.com under Webcasts & Data or by telephone at 866-831-6270 (U.S. or Canada) or 617-213-8858 (international); access code 81712142. An archive of the conference call will be available on the GenVec website approximately one hour after the event for the duration of 30 days.

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information on GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the statements herein include risks relating to the early stage of GenVec’s product candidates under development; GenVec’s ability to secure and maintain relationships with collaborators; uncertainties with, and unexpected results and related analyses relating to clinical trials of GenVec’s product candidates, including the length of time required to enroll suitable patient subjects and our ability to secure clinical trial sites; the amount of revenues attributable to GenVec’s vaccine programs; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec, its product candidates, or its collaborators; dependence on the efforts of third parties; competition from other pharmaceutical or biotechnology companies; the scope and validity of patent protection for GenVec’s products and GenVec’s ability to commercialize its product without infringing the patent rights of others; risks that GenVec may lack the financial resources and access to capital to fund its operation, including GenVec’s ability to fully utilize the CEFF as a source of future funding, whether due to the maximum number of 12,735,050 shares issuable under the CEFF consistent with Nasdaq National Market listing requirements, GenVec’s ability to satisfy various conditions to draw down under the CEFF, the investor’s performance of its obligations under the CEFF or otherwise; and risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, manufacturing, regulatory, patent, product liability, supply and other risks). Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/05	12/31/04	12/31/05	12/31/04
	(unaudited)
Revenue	$7,760	$3,029	$26,554	$11,853
Operating expenses:
Research and development	8,195	4,901	30,802	23,087
General and administrative	2,049	1,886	8,333	7,886
Loss on disposal of assets	1,895	--	1,895	--
Total operating expenses	12,139	6,787	41,030	30,973
Operating loss	(4,379)	(3,758)	(14,476)	(19,120)
Interest income	338	174	908	612
Interest expense	(50)	(95)	(186)	(386)
Investment gain	2	--	2	--
Net loss	$(4,089)	$(3,679)	$(13,752)	$(18,894)
Basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.24)	$(0.35)
Shares used in computation of basic and diluted net loss per share	63,614	55,570	57,823	54,331
GenVec, Inc. Selected Balance Sheet Information
(in thousands)
			As of December 31,
			2005	2004
Cash and investments			$31,999	$33,065
Working capital			30,477	26,021
Total assets			41,901	44,071
Stockholders’ equity			31,422	30,481
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